Exhibit 99.11

December 24, 2009

Allianz NACM Emerging Markets Opportunities Fund Allianz NACM Global Fund Allianz NACM Growth Fund c/o Allianz Funds 1345 Avenue of the Americas New York, New York 10105

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement of Allianz Funds (the “Acquiring Fund Trust”) on Form N-14 (the “Registration Statement”) with respect to (i) Allianz NACM Emerging Markets Opportunities Fund, (ii) Allianz NACM Global Fund and (iii) Allianz NACM Growth Fund (together, the “Acquiring Funds”), each a series of the Acquiring Fund Trust, being filed by the Acquiring Fund Trust today under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisitions of substantially all of the assets of, respectively, (i) Nicholas-Applegate Emerging Markets Fund, (ii) Nicholas-Applegate Global Select Fund and (iii) Nicholas-Applegate U.S. Systematic Large Cap Growth Fund (together, the “Acquired Funds”), each a series of Nicholas-Applegate Institutional Funds (the “Acquired Fund Trust”), and the issuance of Institutional Class shares of beneficial interest of each Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of each respective Agreement and Plan of Reorganization by and among the Acquiring Fund Trust, on behalf of the applicable Acquiring Fund, the Acquired Fund Trust, on behalf of the corresponding Acquired Fund, and Allianz Global Investors Fund Management LLC (the “Agreement and Plan of Reorganization”), in substantially the form included as Appendix A to the Prospectus/Proxy Statement that is part of the Registration Statement.

We have examined the Agreement and Plan of Reorganization; the Acquiring Fund Trust’s Fifth Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), on file in the office of the Secretary of The Commonwealth of Massachusetts; the Fifth Amended and Restated By-Laws of the Acquiring Fund Trust, as amended to the date hereof (the “By-Laws”); and the Resolutions of the Board of Trustees of the Acquiring Fund Trust adopted at a meeting held on December 9 and 10, 2009. We have examined such other documents and records, including a certificate of the Secretary of The Commonwealth of Massachusetts, as we have deemed necessary for the purposes of this opinion.

We have assumed, for purposes of this opinion, that, prior to the date of the issuance of the Shares, each Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the parties thereto.

Based upon the foregoing, we are of the opinion that:

1.	The Acquiring Fund Trust is a duly organized and validly existing unincorporated association with transferable shares existing under and by virtue of the laws of The Commonwealth of Massachusetts.

2.	When issued in accordance with each Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Acquiring Fund Trust.

The Acquiring Fund Trust is an entity of the type commonly known as a “Massachusetts business trust.” In respect of our opinion in paragraph 2, we point out that under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the Acquiring Fund Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Acquiring Fund Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Acquiring Fund Trust or its Trustees. The Declaration of Trust provides for indemnification out of Acquiring Fund property for all loss and expenses of any shareholder held personally liable solely by reason of being or having been a shareholder of the relevant Acquiring Fund. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant Acquiring Fund would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/    Ropes & Gray LLP

Ropes & Gray LLP